Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
ARTEMIS THERAPEUTICS, INC.

The undersigned, for the purposes of amending the Certificate of Incorporation of Artemis Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Corporation is Artemis Therapeutics, Inc.

SECOND: The Board duly adopted, in accordance with Section 141(f) of the DCGL by unanimous written consent of the Board on July 25, 2022, a resolution proposing and declaring advisable the following amendment to restate Article FOURTH of the Certificate of Incorporation of said Corporation:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is 150,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and is 200,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).

Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation of the Corporation, each holder of Common Stock is entitled to one vote for each share of Common Stock held of record by such holder with respect to all matters on which holders of Common Stock are entitled to vote. Subject to the Delaware General Corporation Law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.”

All other provisions of the Certificate of Incorporation shall remain in full force and effect.

This Certificate of Amendment has been duly adopted and approved in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware by the directors and stockholders of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of the Corporation to be duly executed by the undersigned this 8th day of September 2022.

ARTEMIS THERAPEUTICS, INC.

By:	/s/ Shimon Citron
Shimon Citron
Chief Executive Officer